                                                                    Exhibit 12.1

                                 TRANSTAR, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                                                               For the year ended December 31,
                                                                  1999          1998         1997         1996          1995
                                                                --------      --------     --------     --------       -------
Income before income taxes,
  extraordinary item and change in
  accounting principle.................................         $ 85,830      $ 95,757     $110,579     $103,714       $93,915
Fixed charges:
Interest expense and amortization of
  debt issuance costs..................................         $  9,516      $ 12,942     $ 17,358     $ 21,314       $24,144
Interest expense on rentals............................            8,241         7,904        7,976        7,854         6,057
                                                                --------      --------     --------     --------       -------
       Total fixed charges.............................         $ 17,757      $ 20,846     $ 25,334     $ 29,168       $30,201
                                                                ========      ========     ========     ========       =======
Earnings before income taxes,
  extraordinary item, change in
  accounting principle and fixed charges ..............         $103,587      $116,603     $135,913     $132,882      $124,116
                                                                ========      ========     ========     ========      ========
Ratio of earnings to fixed charges.....................             5.83          5.59         5.36         4.56          4.11
                                                                    ====          ====         ====         ====          ====

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Income for the years 1996, 1997, 1998 and 1999 includes non-recurring charges
(credits) of $(1.0) million, $7.0 million ,$3.5 million, and $0.9 million, respectively.